Exhibit 99.11
STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT ("Pledge Agreement") is made and dated this 24th day of September 2008, by Alico Holding, LLC (herein called the "Pledgor") to Farm Credit of Southwest Florida, ACA, an agricultural credit association for itself and as agent/nominee for other lending institutions having an interest, direct or indirect, in the Loan (as defined hereinbelow) from time to time (herein called the "Pledgee").

Preliminary Statement

The Pledgee has agreed, among other things, to extend a revolving line of credit loan to Atlantic Blue Group, Inc., Alico Holding, LLC, Blue Head Ranch, LLC, Blue Head Farms, LLC, Blue Head Cattle, LLC, Tri-County Grove, LLC, Atlanticblue Warehousing, LLC, Blue Box Storage, LLC, Phoenix Industries, LLC, and Footman Trail, LLC (jointly and severally, the "Borrowers") (the "Loan") having an aggregate principal amount of up to $20,000,000 pursuant to the terms and conditions of that certain promissory note from Borrowers (herein as amended, modified, renewed, extended, or restated, from time to time, called the "Note") dated of even date herewith and a Loan Agreement among Borrowers and Pledgee dated of even date herewith (the "Loan Agreement"). As a condition of making the Loan to the Borrowers, the Pledgee (also one   of the Borrowers) has required this pledge of stock from Pledgor. Without this stock pledge, the Pledgee would be unwilling to make the Loan to the Borrowers. All terms not otherwise defined herein are used with the same meaning as set forth in the Loan Agreement or if not defined therein, the Note.

NOW, THEREFORE, for and in consideration of the sum of Three Dollars ($3.00) and the mutual promises hereinafter and other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Pledgor does hereby grant unto the Pledgee the security interests hereinafter described in accordance with the terms and conditions hereinafter set forth:

1.          Grant of Security Interest. Pledgor hereby pledges and grants to Pledgee a security interest in the property described in Paraqraph 2 below (collectively and severally, the "Collateral") to secure payment and performance of all obligations of Borrowers to Pledgee arising out of or related to the above described Note and Loan Agreement, or any other extension of credit, including, but not limited to, payment of all or any amounts now or hereafter due or owed Pledgee by Borrowers (collectively and severally, the "Obligations").

2.          Collateral. The Collateral shall consist of the following:

(a)         See Exhibit A attached hereto and made a part of (herein called "Pledged Shares"), all voting and other rights now or hereafter exercisable in connection with such Pledged Shares, and all cash and non-cash dividends and all other property now or hereafter receivable with respect to any of the Pledged Shares;

(b)         all proceeds of the foregoing Collateral.

For purposes of this Pledge Agreement, the term "proceeds" includes whatever is receivable or received when Collateral or proceeds is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary.

3.          Obligations. The Obligations of Pledgor secured by this Pledge Agreement shall include any and all debts, obligations and liabilities of Borrowers to Pledgee, whether now existing or hereafter arising, absolute or contingent, joint or several, including without limitation, the Loan and all interest, fees, and expenses related thereto, including costs and fees resulting from collection.

4.          Representations and Warranties. Pledgor hereby represents and warrants that:

(a)         Pledgor is the record and beneficial owner of and has good and marketable title to the Collateral and that no other person has any right, title, claim or interest (by way of security interest or other lien or charge or otherwise) in, against or to the Collateral; and

(b)         The Pledged Shares have been validly issued and are fully paid and non-assessable.

5.          Covenants of Pledgor. Pledgor hereby agrees (a) to do all acts that may be necessary to maintain, preserve and protect the Collateral; (b) to procure, execute and deliver from time to time any endorsements, assignments, and other writings deemed necessary or appropriate by Pledgee to perfect, maintain and protect its security interest hereunder and priority thereof and to deliver promptly to Pledgee all originals of Collateral or proceeds consisting of instruments and chattel paper; (c) to appear in and defend any action or proceeding which may affect its title to or Pledgee's interest in the Collateral; (d) to keep separate, accurate and complete records of the Collateral and to provide Pledgee with such records and such other reports and information relating to the Collateral as Pledgee may request from time to time.

6.          Authorized Action by Pledgee. Pledgee shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.

7.          Administration of the Pledged Shares. In addition to any provisions of this Pledge Agreement which govern the administration of the Collateral generally, the following provisions shall govern the administration of the Pledged Shares:

(a)         Until there shall have occurred an Event of Default (as defined in Paragraph 8), Pledgor shall be entitled to vote or consent with respect to the Pledged Shares in any manner not inconsistent with this Pledge Agreement, or any document or instrument delivered or to be delivered by Pledgor pursuant to or in connection with the Loan and, except as provided in Paragraph 7(b) below, to receive all dividends paid with respect to the Pledged Shares. If there shall have occurred and be continuing an Event of Default and Pledgee shall have notified Pledgor that Pledgee desires to exercise its proxy rights with respect to all or a portion of the Pledged Shares, Pledgor hereby grants to Pledgee an irrevocable proxy for the Pledged Shares pursuant to which proxy the Pledgee shall be entitled to vote or consent, in its discretion, and in such event Pledgor agrees to deliver to Pledgee such further evidence of the grant of such proxy as Pledgee may request.

(b)         In the event that at any time or from time to time after the date hereof, Pledgor, as record and beneficial owner of the Pledged Shares, shall receive or shall become entitled to receive, any dividend or any other distribution whether in securities or property by way of stock-split, spin-off, split-up or reclassification, combination of shares or the like, or in case of any reorganization, consolidation or merger, and Pledgor, as record and beneficial owner of the Pledged Shares, shall thereby be entitled to receive securities or property in respect of such Pledged Shares, then and in each such case, Pledgor shall deliver to Pledgee and Pledgee shall be entitled to receive and retain all such securities or property as part of the Pledged Shares as security for the payment and performance of the Obligations; provided, however, that until there shall have occurred an Event of Default, Pledgor shall be entitled to retain any cash dividends paid on account of the Pledged Shares and shall be entitled to retain any property, provided that Pledgor shall furnish to Pledgee evidence satisfactory to Pledgee that said property will be Collateral secured by this Pledge Agreement.

(c)         Upon the occurrence of an Event of Default and so long as such Event of Default shall be continuing, Pledgee is authorized to sell the Pledged Shares, and if it deems it advisable to do so, to restrict the prospective bidders or purchasers to persons or entities who (I) will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or sale of any of the Pledged Shares; and (ii) satisfy the offeree and purchaser requirements for a valid private placement transaction under Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and under Securities and Exchange Commission Regulation D, or under any similar or successor statute, rule or regulation. Pledgor agrees that disposition of the Pledged Shares pursuant to any private sale made as provided above may be at prices and on other terms less favorable than if the Pledged Shares were sold at public sale, and that Pledgee has no obligation to delay the sale of any Pledged Shares for the period of time necessary to permit the registration of the Pledged Shares for public sale under the Act. Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. In the event that there is a public market for the Pledged Shares and Pledgee elects to sell the Pledged Shares, or part of them, in a public sale, Pledgor shall use his best effort to register and qualify the Pledged Shares, or applicable part thereof, under the Act and all state Blue Sky or securities laws required by the proposed terms of sale and all expenses thereof shall be payable by Pledgor, including, but not limited to, all costs of (a) registration or qualification of, under the Act or any state Blue Sky or securities laws or pursuant to any applicable rule or regulation issued pursuant thereto, any Pledged Shares, and (b) sale of such Pledged Shares, including, but not limited to, brokers' or underwriters' commissions, fees or discounts, accounting and legal fees, costs of printing and other expenses of transfer and sale.

(d)         (If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Pledged Shares, or any part thereof, Pledgor will execute such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use his best efforts to secure the same.

Nothing contained in this Paragraph 7 shall be deemed to limit the other obligations of Pledgor contained in the Loan Agreement, the Note or this Pledge Agreement and the rights of Pledgee hereunder or thereunder.

8.          Default and Remedies. Pledgor shall be deemed in default under this Pledge Agreement in the event Borrowers fail to pay, when due, any sums due or hereafter owed to Pledgee under the terms of the Note, Pledgor fails to meet its obligations hereunder, or an Event of Default shall have occurred under the Loan Agreement, the Note or any other Loan Document (collectively herein referred to as the "Event of Default"). Upon the occurrence of any such Event of Default, Pledgee may, at its option, and without notice to or demand on Pledgor and in addition to all rights and remedies available to Pledgee as provided in this Pledge Agreement, do any one or more of the following: (a) enforce Pledgee's security interest in any manner permitted by law, or provided for in this Pledge Agreement; (b) as punished by law, sell, or otherwise dispose of any Collateral at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery; (c) recover from Pledgor all costs and expenses, including without limitation, reasonable attorneys' fees, incurred or paid by Pledgee in exercising any right, power or remedy provided by this Pledge Agreement or by law; and (d) recover from Pledgor any deficiency remaining following such disposition. Pledgor shall be given five (5) days prior notice of the time and place of any public sale of any Collateral or of the time after which any private or other intended disposition of any Collateral is to be made. Upon any sale or other disposition pursuant to this Pledge Agreement, Pledgee shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral or portion thereof so sold or disposed of to the extent permitted by law.

9.          Cumulative Rights. The rights, powers and remedies of Pledgee under this Pledge Agreement shall be in addition to all rights, powers and remedies given to Pledgee by virtue of any statute or rule of law, or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Pledgee's security interest in the Collateral.

10.        Waiver. Any forbearance, failure or delay by Pledgee in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Pledgee. Pledgor waives any right to require Pledgee to proceed against any person or to exhaust any Collateral or to pursue any remedy in Pledgee's power.

11.        Set-Off. Pledgor agrees that Pledgee may exercise its rights of set-off with respect to the Obligations in the same manner as if the Obligations were unsecured.

12.        Binding Upon Successors. All rights of Pledgee under this Pledge Agreement shall inure to the benefit of its successors and assigns, and all obligations of Pledgor shall bind himself, his heirs, executors, administrators, successors and assigns.

13.        Entire Agreement; Severability. This Pledge Agreement contains the entire security agreement between Pledgee and Pledgor. If any of the provisions of this Pledge Agreement shall be held invalid or unenforceable, this Pledge Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

14.        Choice of Law. This Pledge Agreement shall be construed in accordance with and governed by the laws of the State of Florida and, where applicable and except as otherwise defined herein, terms used herein shall have the meanings given them in the Florida Uniform Commercial Code.

15.        Notice. All demands, notices and other communications provided for hereunder shall be in writing and addressed to the respective party at the address of such party specified below, or to each party at such other address as shall be designated by such party in a written notice to each other party. All such demands, notices and other communications shall be effective at the times provided in the Note for notices thereunder.

EXECUTED under seal as of the date first written above.

Notice Address:	Pledgor:

Alico Holding, LLC, a Nevada limited
liability company (Seal)

	By:	/s/ JD Alexander
JD Alexander, Manager

	By:	/s/ Ben R. Adams, Jr.
Ben R. Adams, Jr., Manager

Notice Address:	Pledgee:

330 North Brevard Avenue Arcadia, Florida 34266	Farm Credit of Southwest Florida, ACA, for itself and as agent/nominee for other lending institutions having an interest, direct or indirect, in the Loans from time to time (Seal)

/s/ Greg A. Carlton
	By:	Greg A. Carlton
	Its:	Chief Operations Officer/Executive Vice President

Exhibit A

to Security Agreement

Number of Shares	Stock Name	CUSIP	Stock No.	Owner(s) Name
100,000	Alico, Inc.	016230 10 4	AB00024836	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024837	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024838	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024839	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024840	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024841	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB 24429	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB 24430	Alico Holding, LLC